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                                                                      EXHIBIT 21


Petroleum Helicopters Inc.
Subsidiaries of the Registrant at December 31, 2000


PLACE OF                                                        % OF VOTING
COMPANY                                        INCORPORATION    STOCK OWNED
--------                                       -------------    -----------
International Helicopter Transport, Inc.        Louisiana              100%
Evangeline Airmotive, Inc.                      Louisiana              100%
Acadian Composites, Limited Liability Co.       Louisiana              100%
Clintondale Aviation                            New York                50%
Air Evac Services, Inc.                         Louisiana              100%
PHI Aeromedical Services, Inc.                  Louisiana              100%
Petroleum Helicopters International, Inc.       Louisiana              100%
